Exhibit 10.14

March 28, 2008

Circus and Eldorado Joint Venture

c/o Silver Legacy Resort Casino

407 N. Virginia Street

Reno, Nevada 89501

Re:	Second Amended and Restated Credit Agreement Dated as of March 5, 2002 among Circus and Eldorado Joint Venture, a Nevada general partnership, U.S. Bank, N.A. and certain other Lenders and Bank of America, N.A. (the “Credit Agreement”)

Dear Ladies and Gentlemen:

This letter is executed with reference to the Credit Agreement described above and capitalized terms used herein are used with the meanings set forth for those terms in the Credit Agreement. The parties agree with reference to the following facts:

1. The current maturity of the loans under the Credit Agreement is March 31, 2008.

2. Bank of America and U.S. Bank National Association are the two incumbent lenders under the Credit Agreement.

3. The aggregate lending commitments under the Credit Agreement are currently $10,000,000.

4. The Borrower desires to extend the maturity of the Credit Agreement for a 364-day period to March 30, 2009, to reduce the amount of the commitment thereunder to $1,000,000 and to remove U.S. Bank National Association as a lender.

In consideration of the foregoing, the parties hereto hereby agree as follows:

1. Borrower represents and warrants that no Default or Event of Default has occurred and remains continuing, and that each of the representations set forth in the Credit Agreement is true and correct in all material respects as of the date hereof (other than those which are limited to any particular date, each of which was correct in all material respects as of such date).

2. U.S. Bank shall be removed as a lender concurrently with the execution of this agreement, and Bank of America shall (i) remit to U.S. Bank its prorata share of the outstanding Loans under the Credit Agreement, and (ii) be deemed to release U.S. Bank from its obligations with respect of all outstanding Letters of Credit. The Borrower hereby releases U.S. Bank as a Lender.

3. The Borrower shall concurrently remit to each Lender, through the Administrative Agent, all accrued and unpaid interest, commitment fees and letter of credit fees.

4. The Maturity Date is hereby extended to March 30, 2009.

5. The Borrower shall remit to the Administrative Agent a fee in an amount agreed to with the Administrative Agent.

6. The Revolving Commitment shall be reduced to $1,000,000.

Each of the foregoing transactions shall become effective on the date upon which this letter agreement is executed. Each of the other terms of the Credit Agreement, as heretofore amended, are hereby confirmed.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Nicholas Butler
Name:	Nicholas Butler
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Justin Lien
Name:	Justin Lien
Title:	Senior Vice President

ACCEPTED AND AGREED TO:

CIRCUS AND ELDORADO JOINT VENTURE

By:	/s/ Stephanie Lepori
Name:	Stephanie Lepori
Title:	Chief Financial Officer